Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/21/10	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Lizzie Roscoe, 630-623-3499

McDONALD’S ANNOUNCES STRONG SALES AND EARNINGS GROWTH FOR FIRST QUARTER 2010

OAK BROOK, IL — McDonald’s Corporation today announced strong results for the first quarter driven by all areas of the world.

“McDonald’s compelling menu, unmatched convenience and unbeatable value generated another strong quarterly performance,” said Chief Executive Officer Jim Skinner. “For the first quarter, we delivered comparable sales and guest count growth in each geographic segment along with global double-digit operating income growth. As we move forward, we will continue to pursue opportunities to extend our relevance, sustain our momentum and create ongoing excitement for our customers.”

The Company reported the following highlights for the quarter:

•	Global comparable sales increased 4.2%, with the U.S. up 1.5%, Europe up 5.2% and Asia/Pacific, Middle East and Africa up 5.7%

•	Combined operating margin improved 220 basis points to 29.8%

•	Diluted earnings per share were $1.00, up 15% (9% in constant currencies) including a $0.05 per share currency benefit

•	Returned $1.0 billion to shareholders through share repurchases and dividends

McDonald’s U.S. continues to be a convenient and affordable choice for consumers in an uncertain economy. For the first quarter, the U.S. business drove sales and market share increases by providing outstanding value across the entire menu, contributing to the segment’s 12% operating income increase. Consumers visited McDonald’s more often to enjoy a wide range of beverage offerings including value-based drinks, frappes and the entire McCafé line-up, everyday value menu options, led by the recently introduced Breakfast Dollar Menu, and classic core favorites like Chicken McNuggets.

For the first quarter, performance in France, Russia and the U.K. drove Europe’s operating income up 23% (14% in constant currencies). Across the segment, McDonald’s continued to outperform the informal eating out market and gain market share. Europe’s themed food events, three- and four-price tier menus, restaurant reimaging and daypart expansion fueled the segment’s strong performance.

Asia/Pacific, Middle East and Africa’s (APMEA) ongoing commitment to compelling, everyday value, locally-relevant products and emphasis on operations excellence drove positive comparable sales in nearly all markets. APMEA’s operating income increased 27% (9% in constant currencies), led by results in Australia and China.

Jim Skinner concluded, “This week, McDonald’s franchisees, suppliers and employees are gathering together for our biennial Worldwide Owner/Operator Convention to celebrate our accomplishments and collaborate on our future. I am confident that our collective strength and alignment around the world will continue to energize our future performance. Our momentum continues with April’s global comparable sales trending at least as strong as first quarter sales.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

Quarters ended March 31,	2010	2009	% Inc	% Inc Excluding Currency Translation
Revenues	$5,610.1	$5,077.4	10	4
Operating income	1,674.1	1,400.4	20	13
Net income	1,089.8	979.5	11	5
Earnings per share-diluted*	1.00	0.87	15	9

*	2010 results include a positive $0.05 per share impact due to the effect of foreign currency translation.

In addition, the following items impacted the growth in diluted earnings per share for the quarter ended March 31, 2010 compared with 2009. In the aggregate, these items negatively impacted the comparison by 9 percentage points (8 percentage points in constant currencies):

For the quarter ended March 31, 2010:

•	$0.03 per share after tax charge related to restaurant closings in Japan in conjunction with the previously announced strategic review of the market’s restaurant portfolio

For the quarter ended March 31, 2009:

•	$0.04 per share after tax gain on the sale of the Company’s minority ownership interest in Redbox Automated Retail, LLC

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.

Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 11:00 a.m. Central Time on April 21, 2010. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter ended March 31, 2010.

The Company plans to release April 2010 sales information on May 10, 2010.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc /(Dec)

Quarters ended March 31,	2010	2009	$	%
Revenues
Sales by Company-operated restaurants	$3,803.1	$3,484.7	318.4	9
Revenues from franchised restaurants	1,807.0	1,592.7	214.3	13

TOTAL REVENUES	5,610.1	5,077.4	532.7	10

Operating costs and expenses
Company-operated restaurant expenses	3,110.9	2,920.5	190.4	7
Franchised restaurants–occupancy expenses	339.3	296.7	42.6	14
Selling, general & administrative expenses	546.3	497.3	49.0	10
Impairment and other charges (credits), net	30.8	1.2	29.6	n/m
Other operating (income) expense, net	(91.3)	(38.7)	(52.6)	n/m
Total operating costs and expenses	3,936.0	3,677.0	259.0	7

OPERATING INCOME	1,674.1	1,400.4	273.7	20

Interest expense	111.0	120.9	(9.9)	(8)
Nonoperating (income) expense, net	6.2	(16.4)	22.6	n/m
Gain on sale of investment		(76.5)	76.5	n/m

Income before provision for income taxes	1,556.9	1,372.4	184.5	13
Provision for income taxes	467.1	392.9	74.2	19

NET INCOME	$1,089.8	$979.5	110.3	11

EARNINGS PER SHARE-DILUTED	$1.00	$0.87	0.13	15

Weighted average shares outstanding-diluted	1,090.1	1,124.4	(34.3)	(3)

n/m Not meaningful

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